January 25, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS FIRST QUARTER FISCAL 2017 RESULTS

•	Record quarterly net revenues of $1.49 billion, up 17 percent over the prior year’s fiscal first quarter and 2 percent over the preceding quarter

•	Quarterly net income of $146.6 million, or $1.00 per diluted share, and adjusted quarterly net income of $155.6 million(1), or $1.07 per diluted share(1)

•	Record quarterly net revenues for the Private Client Group segment, Asset Management segment and RJ Bank as well as record quarterly pre-tax income for the Asset Management segment and RJ Bank

•	Record client assets under administration of $616.9 billion, record financial assets under management of $79.7 billion and record net loans at RJ Bank of $15.8 billion

ST. PETERSBURG, Fla - Raymond James Financial, Inc. (NYSE: RJF) today reported quarterly net revenues of $1.49 billion and quarterly net income of $146.6 million, or $1.00 per diluted share, for the fiscal 2017 first quarter ended December 31, 2016. Quarterly net income increased 38 percent compared to the prior year’s fiscal first quarter but declined 15 percent from the preceding quarter. Excluding $12.7 million of acquisition-related expenses, adjusted quarterly net income of $155.6 million(1), or $1.07 per diluted share(1), increased 45 percent over adjusted net income in the prior year’s fiscal first quarter but declined 16 percent compared to the preceding quarter. The substantial year-over-year increase in adjusted quarterly net income was driven by record revenues and a favorable tax rate, while elevated legal reserves during the quarter contributed to a sequential decline in adjusted net income compared to the record obtained in the preceding quarter.

“We are proud that we were able to generate record quarterly net revenues enabled by record net revenues in several of our core operating segments,” said CEO Paul Reilly. “We are also encouraged by ending the quarter with records for several of our key revenue drivers including client assets under administration, financial assets under management and net loans at RJ Bank.”

Segment Results
Private Client Group

•	Record quarterly net revenues of $1.04 billion, up 19 percent over the prior year’s fiscal first quarter and 8 percent over the preceding quarter

•	Quarterly pre-tax income of $73.4 million, an increase of 6 percent compared to the prior year’s fiscal first quarter but down 31 percent compared to the preceding quarter

•	Record Private Client Group assets under administration of $585.6 billion, rising 24 percent over December 2015 and 2 percent over September 2016

•	Private Client Group assets in fee-based accounts of $240.2 billion, representing growth of 26 percent over December 2015 and 4 percent over September 2016

Record quarterly net revenues in the Private Client Group segment were driven by the substantial growth of assets in fee-based accounts, increased earnings on cash balances and higher transactional commissions. Revenues during the quarter were also lifted by the Alex. Brown and 3Macs acquisitions, which closed toward the end of the preceding quarter. The sequential decline in quarterly pre-tax income in the segment was primarily a result of elevated reserves associated with legal matters.

“We continue to enjoy solid financial advisor recruiting and retention results which, along with the additions of the Alex. Brown and 3Macs teams in the preceding quarter, helped us achieve record client assets.” Reilly said. “The growth of client assets and the Federal Reserve’s decision to increase short-term interest rates in December should provide tailwinds for this segment’s results going forward.”

Capital Markets

•	Quarterly net revenues of $233.0 million and quarterly pre-tax income of $21.4 million

•
Satisfactory results for the Fixed Income division in a volatile interest rate environment, with institutional fixed income commissions of $75.4 million and net trading profits for the firm of $20.6 million

•	Institutional equity commissions of $64.3 million, increasing 8 percent over last year’s fiscal first quarter and 21 percent over the preceding quarter

•	Total investment banking revenues of $61.4 million, up 7 percent compared to last year’s fiscal first quarter but down 42 percent compared to the preceding quarter

Largely due to the timing of closings and the heightened market uncertainty surrounding the presidential election, investment banking revenues declined significantly compared to the preceding quarter. The sequential decline in investment banking revenues also caused the segment’s pre-tax income to decline during the quarter, despite a strong month in December for institutional commissions and trading profits.

“Investment banking revenues were soft during the quarter,” Reilly said. “While our merger and acquisition activity levels remain healthy, we expect that equity underwriting revenues will improve as the market obtains more clarity on several of the profound changes being contemplated by the new administration, such as tax law changes, capital formation policies and the overall level of regulatory burden.”

Asset Management

•	Record quarterly net revenues of $114.1 million, up 14 percent compared to the prior year’s fiscal first quarter and 7 percent compared to the preceding quarter

•	Record quarterly pre-tax income of $41.9 million, substantial increases of 26 percent and 19 percent over the prior year’s fiscal first quarter and preceding quarter, respectively

•	Record financial assets under management of $79.7 billion, up 17 percent compared to December 2015 and 4 percent compared to September 2016

Record quarterly results in the Asset Management segment were largely attributable to continued growth of advisors and the increased utilization of fee-based accounts in the Private Client Group segment as well as market appreciation.

Raymond James Bank

•	Record quarterly net revenues of $138.0 million, a substantial increase of 27 percent over last year’s fiscal first quarter and 3 percent over the preceding quarter

•	Record quarterly pre-tax income of $104.1 million, an increase of 58 percent over the prior year’s fiscal first quarter and 7 percent over the preceding quarter

•	Record net loans at Raymond James Bank of $15.8 billion, representing growth of 15 percent over December 2015 and 4 percent over September 2016

RJ Bank’s record quarterly results were driven by balanced loan growth and the solid credit quality of the loan portfolio. Despite approximately $620 million of net loan growth in RJ Bank during the quarter, net recoveries of $1.6 million and improving credit metrics resulted in a Bank loan loss benefit of $1.0 million for the quarter. Total criticized loans in the Bank decreased 18 percent compared to December 2015 and 26 percent compared to September 2016. The Bank’s net interest margin of 3.06 percent for the quarter, which has benefited from higher short-term interest rates, improved 16 basis points over the prior year’s fiscal first quarter and 2 basis points over the preceding quarter.

Other

Total quarterly revenues in the Other segment were $15.5 million, which primarily consisted of $10.6 million of valuation gains attributable to private equity investments during the quarter. The Other segment also included $12.7 million of acquisition-related expenses during the quarter related to the integration of the Alex. Brown and 3Macs businesses.

The effective tax rate for the quarter was 29.0 percent, as new accounting guidance associated with stock compensation favorably impacted the quarter’s income tax expense by approximately $18 million. This new accounting guidance will continue to impact the firm’s effective tax rate, predominantly in the first quarter of each fiscal year.

(1)
“Adjusted net income” and “adjusted net income per diluted share” are each non-GAAP financial measures. Please see the schedule on page 9 of this release for a reconciliation of our non-GAAP measures to the most directly comparable GAAP measures, and for other important disclosures.

A conference call to discuss the results will take place tomorrow morning, Thursday, January 26th, at 8:15 a.m. ET. For a listen only connection, please call: 877-666-1952 (conference code: 54391886), or visit raymondjames.com/investor-relations/earnings/earnings-conference-call for a live audio webcast. An audio replay of the call will be available until 5:00 p.m. ET on July 25, 2017, on the Investor Relations page of our website at www.raymondjames.com.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,100 financial advisors serving in excess of 2.9 million client accounts in more than 2,900 locations throughout the United States, Canada and overseas. Total client assets are approximately $617 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward Looking Statements

Certain statements made in this press release and the associated conference call may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected financial highlights (Unaudited)

Summary results of operations
	Three months ended
	December 31, 2016	December 31, 2015		% Change	September 30, 2016		% Change
	($ in thousands, except per share amounts)
Total revenues	$1,528,768	$1,300,857	(1)	18%	$1,492,156	(1)	2%
Net revenues	$1,492,802	$1,274,158	(1)	17%	$1,459,941	(1)	2%
Pre-tax income	$206,379	$168,338		23%	$236,422		(13)%
Net income	$146,567	$106,329		38%	$171,670		(15)%

Earnings per common share:
Basic	$1.03	$0.74		39%	$1.21		(15)%
Diluted	$1.00	$0.73		37%	$1.19		(16)%

Non-GAAP measures:(2)
Adjusted pre-tax income	$219,045	$170,210		29%	$255,796		(14)%
Adjusted net income	$155,562	$107,511		45%	$185,060		(16)%
Non-GAAP earnings per common share:(2)
Adjusted basic	$1.09	$0.75		45%	$1.31		(17)%
Adjusted diluted	$1.07	$0.73		47%	$1.28		(16)%

(1)	Effective October 1, 2016, we adopted new accounting guidance related to consolidation of legal entities. Refer to the discussion on page 5 for more information.

(2)
Refer to the reconciliation of net income to adjusted net income (GAAP to non-GAAP measures), on page 9. This computation utilizes the adjusted net income attributable to RJF non-GAAP and the average equity non-GAAP, as presented in the referenced reconciliation.

Raymond James Financial, Inc. Consolidated Statements of Income (Unaudited)

	Three months ended
	December 31, 2016		December 31, 2015 (1)	% Change	September 30, 2016 (1)	% Change
	($ in thousands, except per share amounts)
Revenues:
Securities commissions and fees	$984,385		$849,662	16%	$923,859	7%
Investment banking	61,425		57,553	7%	105,184	(42)%
Investment advisory and related administrative fees	108,243		98,602	10%	104,530	4%
Interest	182,782		142,472	28%	172,477	6%
Account and service fees	148,791		116,823	27%	137,641	8%
Net trading profit	20,555		22,169	(7)%	25,212	(18)%
Other	22,587		13,576	66%	23,253	(3)%
Total revenues	1,528,768		1,300,857	18%	1,492,156	2%
Interest expense	(35,966)		(26,699)	35%	(32,215)	12%
Net revenues	1,492,802		1,274,158	17%	1,459,941	2%
Non-interest expenses:
Compensation, commissions and benefits	1,006,467		866,398	16%	961,388	5%
Communications and information processing	72,161		72,138	—	67,409	7%
Occupancy and equipment costs	46,052		41,789	10%	43,950	5%
Clearance and floor brokerage	12,350		9,996	24%	12,005	3%
Business development	35,362		40,624	(13)%	35,884	(1)%
Investment sub-advisory fees	19,295		14,554	33%	16,064	20%
Bank loan loss (benefit) provision	(1,040)		13,910	NM	1,176	NM
Acquisition-related expenses	12,666		1,872	577%	19,374	(35)%
Other	81,974		42,804	92%	59,782	37%
Total non-interest expenses	1,285,287		1,104,085	16%	1,217,032	6%
Income including noncontrolling interests and before provision for income taxes	207,515		170,073	22%	242,909	(15)%
Provision for income taxes	59,812	(2)	62,009	(4)%	64,752	(8)%
Net income including noncontrolling interests	147,703		108,064	37%	178,157	(17)%
Net income attributable to noncontrolling interests	1,136		1,735	(35)%	6,487	(82)%
Net income attributable to Raymond James Financial, Inc.	$146,567		$106,329	38%	$171,670	(15)%

Net income per common share – basic	$1.03		$0.74	39%	$1.21	(15)%
Net income per common share – diluted	$1.00		$0.73	37%	$1.19	(16)%
Weighted-average common shares outstanding – basic	142,110		143,058		141,381
Weighted-average common and common equivalent shares outstanding – diluted	145,675		146,141		144,487

(1)
As a result of our October 1, 2016 adoption of the new consolidation guidance, we deconsolidated a number of tax credit fund VIEs that had been previously consolidated. We determined that under the new guidance, we are no longer deemed to be the primary beneficiary of these VIEs. We applied the new consolidation guidance on the full retrospective basis, meaning that we have reflected the adjustments arising from this adoption as of the beginning of our earliest comparative period presented. Certain prior period amounts have been revised from those reported in the prior periods to conform to the current presentation. There was no net impact on our Condensed Consolidated Statements of Income and Comprehensive Income for the prior year period as the net change in revenues, interest and other expenses were offset by the impact of the deconsolidation on the net loss attributable to noncontrolling interests.

(2)
Effective October 1, 2016, we adopted new accounting guidance simplifying certain aspects of accounting for stock compensation. Our adoption of the new stock compensation simplification guidance impacts our determination of income tax expense. Generally, the amount of compensation cost recognized for financial reporting purposes varies from the amount that can ultimately be deducted on the tax return for share-based payment awards. Under the prior guidance, the tax effects of deductions in excess of compensation expense (“windfalls”), as well as the tax effect of any deficiencies (“shortfalls”) were recorded in equity to the extent of previously recognized windfalls, with any remaining shortfall recorded in income tax expense. Under the new guidance, all tax effects related to share-based payments are recorded through tax expense in the periods during which the awards are exercised or vest, as applicable. Under the transition provisions of the new guidance, we have applied this new guidance prospectively to excess tax benefits arising from vesting after the October 1, 2016 adoption date. This new guidance favorably impacted our current period income tax expense by approximately $18 million.

Raymond James Financial, Inc. Segment Results (Unaudited)

	Three months ended
	December 31, 2016	December 31, 2015		% Change	September 30, 2016		% Change
	($ in thousands)
Total revenues:
Private Client Group	$1,043,316	$874,445		19%	$966,031		8%
Capital Markets	236,982	228,978	(1)	3%	289,816	(1)	(18)%
Asset Management	114,096	100,238		14%	106,387		7%
RJ Bank	144,517	112,726		28%	140,458		3%
Other (2)	15,459	4,400		251%	14,849		4%
Intersegment eliminations	(25,602)	(19,930)			(25,385)
Total revenues	$1,528,768	$1,300,857		18%	$1,492,156		2%

Net revenues:
Private Client Group	$1,040,089	$872,346		19%	$963,349		8%
Capital Markets	233,016	226,167	(1)	3%	285,835	(1)	(18)%
Asset Management	114,082	100,214		14%	106,371		7%
RJ Bank	138,015	108,396		27%	133,726		3%
Other (2)	(9,643)	(14,778)		(35)%	(7,313)		32%
Intersegment eliminations	(22,757)	(18,187)			(22,027)
Total net revenues	$1,492,802	$1,274,158		17%	$1,459,941		2%

Pre-tax income (loss) (excluding noncontrolling interests):
Private Client Group	$73,358	$69,140		6%	$106,281		(31)%
Capital Markets	21,444	25,168		(15)%	53,149		(60)%
Asset Management	41,909	33,366		26%	35,162		19%
RJ Bank	104,121	65,865		58%	97,367		7%
Other (2)	(34,453)	(25,201)		(37)%	(55,537)		38%
Pre-tax income (excluding noncontrolling interests)	$206,379	$168,338		23%	$236,422		(13)%

(1)	Effective October 1, 2016, we adopted new accounting guidance related to consolidation of legal entities. Refer to the discussion on page 5 for more information.

(2)
The Other segment includes the results of our principal capital and private equity activities as well as certain corporate overhead costs of RJF, including the interest costs on our public debt, and the acquisition and integration costs associated with certain acquisitions.

Raymond James Financial, Inc. Selected key metrics (Unaudited)

Details of certain key revenue and expense components:
	Three months ended
	December 31, 2016	December 31, 2015		% Change	September 30, 2016		% Change
	($ in thousands)
Securities commissions and fees:
PCG segment securities commissions and fees	$853,219	$724,482		18%	$792,279		8%
Capital Markets segment institutional sales commissions:
Equity commissions	64,319	59,390		8%	53,102		21%
Fixed Income commissions	75,374	71,633		5%	84,997		(11)%
All other segments	34	34		—	31		10%
Intersegment eliminations	(8,561)	(5,877)			(6,550)
Total securities commissions and fees	$984,385	$849,662		16%	$923,859		7%

Investment banking revenues:
Equity:
Underwritings	$14,509	$9,622		51%	$23,754		(39)%
Mergers & acquisitions and advisory fees	27,174	30,790		(12)%	46,427		(41)%
Fixed Income investment banking revenues	8,478	8,599		(1)%	10,779		(21)%
Tax credit funds syndication fees	11,126	8,389		33%	23,904		(53)%
Other	138	153		(10)%	320		(57)%
Total investment banking revenues	$61,425	$57,553		7%	$105,184		(42)%

Other revenues:
Realized/unrealized gain attributable to private equity investments	$10,644	$948		NM	$5,851		82%
All other revenues	11,943	12,628		(5)%	17,402		(31)%
Total other revenues	$22,587	$13,576		66%	$23,253		(3)%

Net (loss) income attributable to noncontrolling interests:
Private equity investments	$2,035	$1,052		93%	$6,892		(70)%
Consolidation of low-income housing tax credit funds	(2,013)	(805)	(1)	(150)%	(1,896)	(1)	(6)%
Other	1,114	1,488		(25)%	1,491		(25)%
Total net income attributable to noncontrolling interests	$1,136	$1,735		(35)%	$6,487		(82)%

(1)	Effective October 1, 2016, we adopted new accounting guidance related to consolidation of legal entities. Refer to the discussion on page 5 for more information.

Raymond James Financial, Inc. Selected key metrics (Unaudited)

Selected key financial metrics:
	As of
	December 31, 2016			December 31, 2015 (1)		September 30, 2016 (1)
Total assets	$31.7	bil.	(2)	$26.8	bil.	$31.5	bil.
Shareholders’ equity (attributable to RJF)	$5,081	mil.		$4,649	mil.	$4,917	mil.
Book value per share	$35.55			$32.38		$34.73
Return on equity - quarter (annualized)	11.7%			9.3%		14.2%
Return on equity - quarter computed based on non-GAAP measures (annualized)(3)	12.4%			9.4%		15.3%
Common equity tier 1 capital ratio	21.1%		(2)	22.6%		20.6%
Tier 1 capital ratio	21.1%		(2)	22.6%		20.6%
Total capital ratio	22.1%		(2)	23.7%		21.6%
Tier 1 leverage ratio	14.5%		(2)	16.2%		15.0%
Pre-tax margin on net revenues - quarter	13.8%			13.2%		16.2%
Pre-tax margin on net revenues - quarter - non-GAAP (4)	14.7%			13.4%		17.5%
Effective tax rate - quarter	29.0%			36.8%		27.4%

Private Client Group financial advisors:
	As of
	December 31, 2016 (5)	December 31, 2015	September 30, 2016
Employees	2,985	2,771	3,098	(6)
Independent contractors	4,143	3,916	4,048
Total advisors	7,128	6,687	7,146

Selected client asset metrics:
	As of
	December 31, 2016	December 31, 2015	% Change	September 30, 2016		% Change
	($ in billions)
Client assets under administration	$616.9	$500.4	23%	$604.4	(7)	2%
Private Client Group assets under administration	$585.6	$473.1	24%	$574.1		2%
Private Client Group assets in fee-based accounts	$240.2	$190.0	26%	$231.0		4%
Financial assets under management	$79.7	$67.9	17%	$77.0	(8)	4%
Secured client lending (9)	$4.4	$3.4	29%	$4.3		2%

(1)	Effective October 1, 2016, we adopted new accounting guidance related to consolidation of legal entities. Refer to the discussion on page 5 for more information.

(2)	Estimated.

(3)
Refer to the reconciliation of net income to adjusted net income (GAAP to non-GAAP measures), on page 9. This computation utilizes the adjusted net income attributable to RJF non-GAAP and the average equity non-GAAP, as presented in the referenced reconciliation.

(4)
Refer to the reconciliation of net income to adjusted net income (GAAP to non-GAAP measures), on page 9. This computation utilizes the adjusted pre-tax income non-GAAP, as presented in the referenced reconciliation.

(5)
During the period ended December 31, 2016, we refined the criteria to determine our financial advisor population, which resulted in a decrease of approximately 100 advisors. The impact of the changes in our methodology did not have a significant impact on the prior periods, and thus we have not revised the number of financial advisors reported in prior periods.

(6)	Includes 265 financial advisors from Alex. Brown and 3Macs, as of their respective acquisition closing dates.

(7)	Includes approximately $50 billion in client assets under administration from Alex. Brown and 3Macs, as of their respective acquisition closing dates.

(8)	Includes approximately $2 billion in assets under management from Alex. Brown and 3Macs, as of their respective acquisition closing dates.

(9)
Includes client margin balances held by our broker-dealer subsidiaries and securities based loans available through RJ Bank. The September 2016 balance includes approximately $700 million in margin loans from Alex. Brown and 3Macs as of their respective acquisition closing dates.

Raymond James Financial, Inc.
Reconciliation of the GAAP measures to the non-GAAP measures
(Unaudited)

We utilize certain non-GAAP calculations as additional measures to aid in, and enhance, the understanding of our financial results. We believe that the non-GAAP measures provide useful information by excluding certain material items that may not be indicative of our core operating results. We believe that these non-GAAP measures will allow for better evaluation of the operating performance of the business and facilitate a meaningful comparison of our results in the current year to those in prior and future years. The non-GAAP financial information should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. The non-GAAP adjustments include acquisition-related expenses (associated with our acquisitions of the US Private Client Services unit of Deutsche Bank Wealth Management, MacDougall, MacDougall & MacTier, Inc., and Mummert & Company Corporate Finance GmbH) net of applicable taxes. See the footnotes below for further explanation of each item.

The following table provides a reconciliation of the GAAP measures to the non-GAAP measures for the periods which includes non-GAAP adjustments:

	Three months ended
	December 31, 2016	December 31, 2015	% Change	September 30, 2016	% Change
	($ in thousands, except per share amounts)
Net income attributable to RJF, Inc. - GAAP	$146,567	$106,329	38%	$171,670	(15)%

Non-GAAP adjustments:
Acquisition-related expenses (1)	12,666	1,872	577%	19,374	(35)%
Tax effect of non-GAAP adjustments (2)	(3,671)	(690)	432%	(5,984)	(39)%
Non-GAAP adjustments, net of tax	8,995	1,182	661%	$13,390	(33)%
Adjusted net income attributable to RJF, Inc. - non-GAAP basis	$155,562	$107,511	45%	$185,060	(16)%

GAAP earnings per common share:
Basic - GAAP	$1.03	$0.74	39%	$1.21	(15)%
Diluted - GAAP	$1.00	$0.73	37%	$1.19	(16)%

Non-GAAP earnings per common share:
Adjusted basic	$1.09	$0.75	45%	$1.31	(17)%
Adjusted diluted	$1.07	$0.73	47%	$1.28	(16)%

Average equity - GAAP(3)	$4,998,712	$4,586,872		$4,833,227
Average equity - non-GAAP (3) (4)	$5,016,667	$4,587,463		$4,853,445

Return on equity for the quarter - GAAP (annualized)	11.7%	9.3%		14.2%
Adjusted return on equity for the quarter - non-GAAP (annualized) (5)	12.4%	9.4%		15.3%

Pre-tax income attributable to RJF, Inc. - GAAP	$206,379	$168,338	23%	$236,422	(13)%
Total pre-tax non-GAAP adjustments (as detailed above)	12,666	1,872	577%	19,374	(35)%
Adjusted pre-tax income attributable to RJF, Inc. - non-GAAP	$219,045	$170,210	29%	$255,796	(14)%

Pre-tax margin on net revenues - GAAP	13.8%	13.2%		16.2%
Pre-tax margin on net revenues - non-GAAP (6)	14.7%	13.4%		17.5%

(1)	The non-GAAP adjustment adds back to pre-tax income acquisition-related expenses incurred during each respective period associated with our acquisitions described above.

(2)
The non-GAAP adjustment reduces net income for the income tax effect of all the pre-tax non-GAAP adjustments, utilizing the year-to-date effective tax rate in such period to determine the current tax expense.

(3)	For the quarter, computed by adding the total equity attributable to RJF as of the date indicated plus the prior quarter-end total, divided by two.

(4)	The calculation of non-GAAP average equity includes the impact on equity of the non-GAAP adjustments described in the table above, as applicable for each respective period.

(5)
Computed by utilizing the adjusted net income attributable to RJF non-GAAP and the average equity non-GAAP, for each respective period. See footnotes (3) and (4) above for the calculation of average equity non-GAAP.

(6)	Computed by dividing the adjusted pre-tax income attributable to RJF by net revenues (GAAP basis), for each respective period.

Raymond James Bank Selected financial highlights (Unaudited)

Selected operating data:
	Three months ended
	December 31, 2016	December 31, 2015	% Change	September 30, 2016	% Change
	($ in thousands)
Net interest income	$134,272	$106,188	26%	$127,518	5%
Net revenues	$138,015	$108,396	27%	$133,726	3%
Bank loan loss (benefit) provision	$(1,040)	$13,910	NM	$1,176	NM
Pre-tax income	$104,121	$65,865	58%	$97,367	7%
Net (recoveries) charge-offs	$(1,602)	$323	NM	$488	NM
Net interest margin (% earning assets)	3.06%	2.90%	6%	3.04%	1%

RJ Bank Balance Sheet data:
	As of
	December 31, 2016		December 31, 2015	September 30, 2016
	($ in thousands)
Total assets (1)	$18,159,566		$15,972,565	$17,012.686
Total equity	$1,721,617		$1,565,022	$1,658,663
Total loans, net	$15,828,752		$13,733,265	$15,210,735
Total deposits (1)	$15,593,906		$13,650,553	$14,615,342
Available for Sale (AFS) securities, at fair value	$1,034,307		$427,753	$734,233
Net unrealized loss on AFS securities, before tax	$(12,054)		$(5,754)	$(1,110)
Common equity tier 1 capital ratio	12.5%	(2)	12.9%	12.7%
Tier 1 capital ratio	12.5%	(2)	12.9%	12.7%
Total capital ratio	13.7%	(2)	14.2%	14.0%
Tier 1 leverage ratio	9.7%	(2)	10.7%	9.9%
Commercial and industrial loans (3)	$7,551,840		$7,137,315	$7,470,373
Commercial Real Estate (CRE) and CRE construction loans (3)	$2,799,078		$2,348,753	$2,676,789
Residential mortgage loans (3)	$2,653,537		$2,067,600	$2,441,569
Securities based loans (3)	$2,001,595		$1,624,803	$1,904,827
Tax-exempt loans (3)	$859,038		$582,620	$740,944
Loans held for sale (3) (4)	$187,857		$176,812	$202,967

Continued on next page

(the text of the footnotes in the above tables are on the following page)

Raymond James Bank Selected financial highlights (Unaudited) (continued from previous page)

Credit metrics:
	As of
	December 31, 2016	December 31, 2015	September 30, 2016
	($ in thousands)
Allowance for loan losses	$197,680	$185,459	$197,378
Allowance for loan losses (as % of loans)	1.25%	1.35%	1.30%
Nonperforming loans (5)	$64,470	$50,121	$81,207
Other real estate owned	$4,657	$3,926	$4,497
Total nonperforming assets	$69,127	$54,047	$85,704
Nonperforming assets (as % of total assets)	0.38%	0.34%	0.50%
Total criticized loans (6)	$222,766	$272,534	$299,480
1-4 family residential mortgage loans over 30 days past due (as a % 1-4 family residential loans)	1.11%	1.48%	1.21%

The text of the footnotes to the above table and the tables on the previous page are as follows:

(1)	Includes affiliate deposits.

(2)	Estimated.

(3)	Outstanding loan balances are shown gross of unearned income and deferred expenses.

(4)	Primarily comprised of the guaranteed portions of Small Business Administration section 7(a) loans purchased from other financial institutions.

(5)	Nonperforming loans includes 90+ days past due plus nonaccrual loans.

(6)
Represents the loan balance for all loans within the held for investment loan portfolio in the Special Mention, Substandard, Doubtful and Loss classifications as utilized by the banking regulators. In accordance with its accounting policy, RJ Bank does not have any loan balances within the Loss classification as loans or any portion thereof, which are considered to be uncollectible, are charged-off prior to assignment to this classification.